    As filed with the Securities and Exchange Commission on October 20, 1997
                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                               WAVE SYSTEMS CORP.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             13-3477246
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

                              480 PLEASANT STREET
                           LEE, MASSACHUSETTS  01238
                                 (413) 243-1600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 STEVEN SPRAGUE
                     PRESIDENT AND CHIEF OPERATING OFFICER
                               WAVE SYSTEMS CORP.
                              480 PLEASANT STREET
                           LEE, MASSACHUSETTS  01238
                                 (413) 243-1600
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    Copy to:
                           JEFFREY N. OSTRAGER, ESQ.
                      CURTIS, MALLET-PREVOST, COLT & MOSLE
                                101 PARK AVENUE
                         NEW YORK, NEW YORK  10178-0061
                                 (212) 696-6000

                       ----------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AT SUCH TIME OR TIMES AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE AS THE SELLING HOLDERS MAY DETERMINE.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
===============================================================================================================
   TITLE OF EACH CLASS OF            AMOUNT TO BE     PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
SECURITIES TO BE REGISTERED          REGISTERED(1)   OFFERING PRICE PER   AGGREGATE OFFERING   REGISTRATION FEE
                                                         SHARE(2)             PRICE(2)
---------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value   5,858,340 Shares    $1.14               $6,678,508             $2,204
===============================================================================================================

(1) Includes (i) up to 5,669,590 shares issuable upon conversion of and as dividends on outstanding Series F Convertible Preferred Stock, (ii) 168,750 shares issuable upon exercise of warrants issued in connection with the placement of the Series F Convertible Preferred Stock, and (iii) 20,000 shares held by one stockholder.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on the average of the high and low prices reported in the Nasdaq SmallCap Market on October 16, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                 SUBJECT TO COMPLETION, DATED OCTOBER 20, 1997

PROSPECTUS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                               5,858,340  SHARES

                               WAVE SYSTEMS CORP.

                              CLASS A COMMON STOCK

      This Prospectus relates to 5,858,340 shares of the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Wave Systems Corp. (the "Company" or "Wave") to be offered and sold from time to time by certain stockholders of the Company (the "Selling Security Holders"). The Company will not receive any proceeds from the sale of the shares offered hereby. The Company's Class A Common Stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the Symbol: "WAVXC." The last reported sales price of the Company's Class A Common Stock on The Nasdaq SmallCap Market on October 16, 1997 was $1.125 per share.

      The shares of Class A Common Stock offered hereby by the Selling Security Holders consist of (i) up to 5,669,590 shares issuable upon conversion of 112,500 shares of the Company's Series F Convertible Preferred Stock, par value $.01 per share (the "Series F Preferred Stock") and as dividends on the Series F Preferred Stock, (ii) 168,750 shares issuable upon the exercise of warrants issued in connection with the placement of the Series F Preferred Stock (the "Placement Warrants"), and (iii) 20,000 shares of Class A Common Stock issued pursuant to a Software License Agreement entered into between the Company and Galapagos Software, Inc., dated February 13, 1997 (the "GSI Agreement") in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

      The Series F Preferred Stock was sold on October 9, 1997 for an aggregate purchase price of $2,250,000 in a transaction exempt from the registration requirements of the Securities Act. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission (the "Commission") pursuant to a Registration Rights Agreement, dated as of October 9, 1997 (the "Registration Agreement"), between the Company and the purchaser of the Series F Preferred Stock. The Series F Preferred Stock is convertible into shares of Class A Common Stock upon the earlier of (i) December 8, 1997 and (ii) the effective date of the Registration Statement of which this Prospectus is a part. The conversion price for the Series F Preferred Stock is the lower of (a) $1.05 and (b) 80% of the average of the five (5) lowest trading price of the Class A Common Stock during (x) a day on which the Class A Common Stock is traded on The Nasdaq National Market or The Nasdaq SmallCap Market or principal national securities exchange or market on which the Class A Common Stock has been listed, or (y) if the Class A Common Stock is not listed on The Nasdaq National Market or The Nasdaq SmallCap Market or any stock exchange or market, a day on which the Class A Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (z) if the Class A Common

Stock is not quoted on the OTC Bulletin Board, a day on which the Class A Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices) ("Trading Days"), as reported by Bloomberg Information Services, Inc. during the ten (10) Trading Days immediately preceding the conversion date. Holders of the Series F Preferred Stock are entitled to receive quarterly dividends at a rate of 6% per annum, payable in cash or, subject to certain conditions, shares of Class A Common Stock. Pursuant to the terms of the Registration Agreement, the Registration Statement of which this Prospectus is a part registers 5,669,590 shares of Class A Common Stock with respect to shares issuable upon conversion of the Series F Preferred Stock and as dividends on the Series F Preferred Stock. The number of shares of Class A Common Stock issuable in relation to the Series F Preferred Stock will depend on the conversion price which, in turn, will depend on the lowest trading price of the Class A Common Stock for five (5) Trading Days during the ten (10) Trading Days prior to the date of conversion, as well as the number of shares issuable as dividends on the Series F Preferred Stock. Pursuant to the terms of the Series F Preferred Stock, the minimum number of shares issuable upon conversion (without taking into account shares issuable as dividends) would be 2,142,857 shares, assuming a conversion price of $1.05 per share. The actual number of shares issuable upon conversion of the Series F Preferred Stock and available for resale under this Prospectus could be materially greater based upon the market price of the Class A Common Stock at the time or times of conversion.

      The Placement Warrants have an exercise price of $1.26 per share, and expire on October 9, 2002. The shares issuable upon exercise of the Placement Warrants are included in this Prospectus pursuant to the terms of the Registration Agreement.

      The shares of Class A Common Stock offered hereby may be offered for resale by the Selling Security Holders (or their donees) from time to time in transactions for their own account (which may include block transactions) on any national securities exchange or quotation service on which the Class A Common Stock may be listed at the time of sale, in the over-the-counter market, in negotiated transactions, through the writing of options on the shares, or a combination of such methods of sale, at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the shares of Class A Common Stock to or through broker-dealers, and such broker- dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

      The Company has two classes of outstanding common stock. Class A Common Stock, which is offered hereby, has one vote per share. Class B Common Stock also has one vote per share, except that Class B Common Stock will have five votes per share in cases where one or more directors are nominated for election by persons other than the Company's Board of Directors and where there is a vote on any merger, consolidation or other similar transaction which is not recommended by the Company's Board of Directors. In addition, the Class B Common Stock will have five votes per share on all matters submitted to a vote of the stockholders in the event that any person or group of persons acquires beneficial ownership of 20% or more of the outstanding voting securities of the Company. Both classes vote together as a single class on all matters, except where class voting is required by the Delaware General Corporation Law.

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                        ----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ----------------------------

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web (the "Web") that contains reports, proxy and information statements and other information regarding registrants (including Wave) that file electronically with the Commission. The address of this site is http://www.sec.gov.

      The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE U.S. SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS OR OUTCOMES TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED AND DISCUSSED HEREIN. FURTHER, THE COMPANY OPERATES IN AN INDUSTRY SECTOR WHERE SECURITIES VALUES MAY BE VOLATILE AND MAY BE INFLUENCED BY REGULATORY AND OTHER FACTORS BEYOND THE COMPANY'S CONTROL. IMPORTANT FACTORS THAT THE COMPANY BELIEVES MIGHT CAUSE SUCH DIFFERENCES ARE DISCUSSED IN THE CAUTIONARY STATEMENTS ACCOMPANYING THE FORWARD- LOOKING STATEMENTS AND IN THE RISK FACTORS CONTAINED IN THIS PROSPECTUS AND IN THE RISK FACTORS DETAILED IN THE COMPANY'S OTHER FILINGS WITH THE COMMISSION DURING THE PAST 12 MONTHS. IN ASSESSING FORWARD-LOOKING STATEMENTS CONTAINED HEREIN, READERS ARE URGED TO READ CAREFULLY ALL RISK FACTORS AND CAUTIONARY STATEMENTS CONTAINED IN THIS PROSPECTUS AND IN THOSE OTHER FILINGS WITH THE COMMISSION.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission (File No. 0-24752) pursuant to the Exchange Act are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-K, and amendments thereto, for the fiscal year ended December 31, 1996.


      2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

      3. The Company's Current Reports on Form 8-K filed on January 8, 1997, June 3, 1997 and October 15, 1997.

      4. The description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A.

      In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities hereunder shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Steven Sprague, Wave Systems Corp., 480 Pleasant Street, Lee, Massachusetts 01238, telephone number: (413) 243-1600.

      NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SECURITY HOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and the financial information and statements incorporated by reference in this Prospectus. Prospective investors should carefully consider the factors set forth under the caption "Risk Factors." Capitalized terms not defined in this Summary have the meanings given them elsewhere in this Prospectus.

      The Company anticipates that its existing capital resources, including the net proceeds from the sale of the Series F Preferred Stock, will be adequate to satisfy its capital requirements into December 1997. In order to continue operations, the Company will need to raise additional funds through public or private financings. The Company does not have any other current commitment to obtain additional funds and is unable to state the amount or potential source of such additional funds. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company or its stockholders.

      Effective October 3, 1997 the Company was delisted from The Nasdaq National Market and granted a listing on The Nasdaq SmallCap Market, subject to certain contingencies described herein. In the event that the Company fails to meet the contingencies set forth by a Nasdaq Listing Qualifications Panel, the Company's Class A Common Stock will be immediately delisted from The Nasdaq SmallCap Market. This would likely have a material and adverse effect on the market price of the Company's Class A Common Stock and on the Company's ability to raise additional capital.


                                  THE COMPANY

      Wave Systems Corp. ("Wave" or the "Company") is in transition from a company focused principally on research and development of new technology to a company focused on the commercialization of its technology through licensing and product sales. Since its inception in February of 1988, the Company has devoted substantially all of its efforts and resources to research, feasibility studies, design, development, and market testing of a system that meters the usage of electronic content (the "Wave System"). Electronic content refers to any data, graphic software, video or audio sequence that can be digitally transmitted. Concurrent with its research and development activities, the Company has devoted increased resources to market research, market development and other related activities.

      The Company believes that the Wave System can fundamentally change how electronic content is consumed by providing more efficient and flexible pricing, greater protection against unauthorized usage and secure, low-cost, and accurate data on the usage of the electronic content. The currently operational Wave System enables the merchandising of electronic content at the point of purchase, increasing the probability that consumers will sample and consume the electronic content that they want. The Wave System accurately and securely records information pertaining to the usage of the electronic content. This facilitates the payment of royalties to content owners and the customized distribution of content to customers.

      The Wave System consists of many individually distributed processors (the "WaveMeter"). These devices decrypt content on demand from end users. The WaveMeter is a proprietary application-specific integrated circuit, mounted on a printed circuit board, or used as an add-in device in a stand-alone PC. The WaveMeter allows transactions to occur without the expense of a real-time network connection for every transaction. The WaveMeter securely stores electronic funds and batched information about the usage of electronic content to be securely transmitted to a central transaction processing center ("WaveNet"). WaveNet manages encryption and decryption keys, processes credit and usage charges, automatically obtains credit authorization, calculates royalty distributions, and can provide user and usage data to electronic content owners. The Wave System is compatible with existing content delivery systems such as CD-ROM, the Internet and Direct Broadcast Satellite.

      In 1996 the Company developed a production software version of the WaveMeter that offers a subset of the features of the hardware version of the WaveMeter and has been implemented as part of the Company's Internet commerce server (the "WaveMeter server"). The WaveMeter server supports a publishing service called WINPublish and a purchasing function called WINPurchase.
Through WINPublish, an electronic content owner can sell encrypted content from its site on the Web to purchasers using the WINPurchase function.

      The Company's strategy is to achieve broad market acceptance of the Wave System as a standard platform for commerce in electronic content. To achieve this goal the Company pursues strategic relationships with manufacturers of personal computers and companies involved in electronic content commerce. Wave also promotes the use of the Wave System by electronic content owners, particularly among developers and distributors of entertainment and educational software. The compatibility with the Web provides the foundation for the broad acceptance of the Wave System. The Company views the acceptance by developers, distributors and consumers of entertainment and educational software as an important factor in the development of a broad installed base of WaveMeters. The Company further believes that once there is a broad installed base of WaveMeters, electronic content owners from other market segments are likely to be attracted to the Wave System.

      Since the end of the second quarter of 1997, the Company furthered its goal of achieving broad market acceptance of the Wave System by entering into strategic relationships. The Company and Aladdin Knowledge Systems, Ltd. ("Aladdin") closed a licensing agreement whereby in return for an equity position in Wave, Aladdin licensed its proprietary persistent encryption technology. The Company believes that the incorporation of this technology into the Wave System will facilitate the commerce in electronic content on a pay-per-use basis. The Company also has set the groundwork for the acceptance of the Wave System in Europe. In July, the Company entered into a joint venture with Internet Technology Group, Plc. Pursuant to this agreement, Wave licensed certain elements of the Wave System to a joint venture company, Wave ITG Limited, to promote the use of the Wave System in Europe.

      The Company intends to continue to pursue strategic relationships with hardware manufacturers, including personal computer manufacturers, and companies involved in the commerce of electronic content both in North America and overseas. The development of WINPublish and WINPurchase services and the Great Stuff Network site, provide innovative alternatives for the distribution of electronic content on the Web.

      Significant uncertainty currently exists with respect to the adequacy of current funds to support the Company's activities. This uncertainty will continue until a positive cash flow from operations can be achieved. Additionally, the Company is uncertain as to the availability of financing from other sources to fund any cash deficiencies. These uncertainties raise doubt about the Company's ability to continue as a going concern.

      In order to reduce these uncertainties, the Company is currently evaluating additional financing options and may therefore elect to raise capital, from time to time, through equity or debt financings in order to capitalize on business opportunities and market conditions and insure the continued development of the Company's technology, products and services. However, there can be no assurance that the Company can raise additional financing.

      As of October 19, 1997, the Company will be obligated to redeem for approximately $465,000 all of the outstanding shares of the Series A Redeemable Preferred Stock issued to a certain individual pursuant to the terms of the Restated Certificate of Incorporation.

      The Company presently has no material commitments for capital expenditures. However, in order to bring the Wave System to market, the Company anticipates spending additional amounts on inventory items such as computer chips and boards, additional hardware, and related materials. Such spending will vary based on the Company's performance.

      Effective October 3, 1997 the Company was delisted from The Nasdaq National Market and granted a listing on The Nasdaq SmallCap Market, subject to certain contingencies described herein. Pursuant to a hearing before a Nasdaq Listing Qualifications Panel (the "Panel"), a determination was made that the continued listing of the Company was no longer warranted since the Company did not meet the requirements of NASD Marketplace Rule 4450(a)(3), which requires that an issuer maintain minimum net tangible assets of $4,000,000 if it has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Panel determined to grant the Company a listing on The Nasdaq SmallCap Market, subject to certain contingencies, pursuant to which the Panel determined to grant a waiver to the initial $4.00 per share bid price requirement and a temporary exception for the initial net tangible asset requirement. The exception requires the Company to provide the Nasdaq Hearing Department with an executed copy of a contract with a certain original equipment manufacturer on or before October 15, 1997. As of October 15, 1997, the Company has not provided the Nasdaq Hearing Department with such a contract. On October 15, 1997, the Company submitted materials regarding the status of its original equipment manufacturer discussions, capital raising efforts, and other corporate initiatives to the Panel. The Panel will review the materials and respond to Wave regarding Wave's listing status in the near future. It is uncertain, and the Company makes no assurances regarding, what the possible outcomes may be.

      If the Nasdaq Hearing Department agrees to extend the exception, then such exception will continue until November 15, 1997, by which time the Company must make a public filing with the Commission and Nasdaq. The filing must contain a September 30, 1997 balance sheet, with pro forma adjustments for any significant transactions occurring on or before the filing date, and evidencing net tangible assets of $5,500,000 as well as compliance with all initial inclusion requirements for The Nasdaq SmallCap Market, other than the minimum bid price requirement. In the event that the Company fails to meet any of the terms of this exception, the Company's Class A Common Stock will be immediately delisted from The Nasdaq SmallCap Market.

      The Company has continued to incur losses, however, and there can be no assurance that the Company will be able to meet the net tangible asset, capital and surplus, or other listing requirements of The Nasdaq SmallCap Market in the future. Should the Company fail to meet such listing standards, it may be delisted from The Nasdaq SmallCap Market. This would likely have a material and adverse effect on the market price of the Company's Class A Common Stock and on the Company's ability to raise additional capital.

      The Company was incorporated in Delaware under the name Indata Corp. on August 12, 1988. The Company changed its name to Cryptologics International, Inc. on December 4, 1989. The Company further changed its name to Wave Systems Corp. on January 22, 1993. The Company's principal executive offices are located at 480 Pleasant Street, Lee, Massachusetts 01238 and the telephone number of the Company is (413) 243-1600.

      The Company is a development stage company and has realized minimal operating revenues since its inception. At June 30, 1997, the Company had an accumulated deficit of approximately $37 million. There can be no assurance that the Company will be successful in achieving commercial acceptance of the Wave System.

                                  RISK FACTORS

      An investment in the Class A Common Stock involves the following risks, which, together with other matters set forth in this Prospectus, should be carefully considered by investors prior to any purchase of the Class A Common Stock.

MINIMAL REVENUES; GOING CONCERN REPORTS

      The Company has only recognized minimal revenues to date, has incurred significant losses and has substantial negative cash flow since its inception. At June 30, 1997, the Company had an accumulated deficit of $36,591,332. The Company's independent auditors have included an explanatory paragraph in their report on the Company's consolidated financial statements as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, and for the period from February 12, 1988 (inception) to December 31, 1996 which paragraph expresses substantial doubt about the Company's ability to continue as a going concern.

DEVELOPMENT STAGE COMPANY; NEED FOR ACCEPTANCE OF THE COMPANY'S TECHNOLOGY

      The Company is a development stage company and is subject to all of the risks inherent in the establishment of a new business enterprise. To address these risks, the Company must, among other things, establish technical feasibility and complete development of its technology, respond to competitive developments, continue to attract, retain and motivate qualified personnel, and successfully market its technology.

      The Company's licensed technology is incorporated into the WaveMeter which has the capability to retrieve encrypted electronic data and record each usage. The Company is in the early stages of product introduction. Transaction processing of all transactions recorded by the WaveMeter will be conducted by WaveNet. There can be no assurance that WaveNet will be able to successfully process all of its transactions.

      The Company will depend upon a number of strategic partners to adapt their technology to the Wave System and market the Wave System to consumers of electronic content. The Company must therefore be successful in achieving acceptance of its technology by its strategic partners. Even if the Company's technology is accepted by its strategic partners, the ultimate success of the Wave System depends upon its acceptance by consumers of electronic content. There can be no assurance that the Wave System will be accepted by consumers or that, if accepted, it will be accepted at a sufficient level to ensure continued acceptance of the Wave System.

      There are a number of commercial and technological objectives that the Company must meet in order for the Company's systems to achieve commercial feasibility. These include, without limitation, formalizing strategic relationships with hardware producers to include the WaveMeter in their product lines, to build a sufficient base of WaveMeters to achieve average revenue per home sufficient to maintain operations and to attract content owners to the Wave System. The Company is currently attempting to incorporate persistent encryption technology for executable electronic content into the Wave System. This would permit consumers to rent or rent-to-own executable electronic content through the Wave System. There can be no assurance that the Company will be successful in achieving any or all of these objectives.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

      The Company anticipates that its existing capital resources, including the net proceeds from the sale of the Series F Preferred Stock, will be adequate to satisfy its capital requirements into December 1997. The Company's long-term capital requirements will depend on many factors, including, but not limited to, the rate at which the Company's strategic partners incorporate the Wave System into their products, the market acceptance of such products, the levels of promotion and advertising required to launch such products and attain a competitive position in the marketplace, the extent to which the Company invests in technology, and the response of competitors to the products based on the Company's technology. In order to continue operations, the Company will need to raise additional funds through public or private financings. The Company does not have any other current commitment to obtain additional funds and is unable to state the amount or potential source of such additional funds. If additional funds are raised through the issuance of equity securities, the percentage ownership of then current stockholders of the Company will be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Class A Common Stock. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company or its stockholders. If adequate funds are not available to satisfy either short-
 or long-term capital requirements, the Company may be required to curtail its operations significantly or to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish material rights to certain of its technologies or potential markets.

RISK OF LOSING NASDAQ SMALLCAP MARKET LISTING

      Effective October 3, 1997 the Company was delisted from The Nasdaq National Market and granted a listing on The Nasdaq SmallCap Market, subject to certain contingencies described herein. Pursuant to a hearing before a Nasdaq Listing Qualifications Panel (the "Panel"), a determination was made that the continued listing of the Company was no longer warranted since the Company did not meet the requirements of NASD Marketplace Rule 4450(a)(3), which requires that an issuer maintain minimum net tangible assets of $4,000,000 if it has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Panel determined to grant the Company a listing on The Nasdaq SmallCap Market, subject to certain contingencies, pursuant to which the Panel determined to grant a waiver to the initial $4.00 per share bid price requirement and a temporary exception for the initial net tangible asset requirement. The exception requires the Company to provide the Nasdaq Hearing Department with an executed copy of a contract with a certain original equipment manufacturer on or before October 15, 1997. As of October 15, 1997, the Company has not provided the Nasdaq Hearing Department with such a contract. On October 15, 1997, the Company submitted materials regarding the status of its original equipment manufacturer discussions, capital raising efforts, and other corporate initiatives to the Panel. The Panel will review the materials and respond to Wave regarding Wave's listing status in the near future. It is uncertain, and the Company makes no assurances regarding, what the possible outcomes may be.

      If the Nasdaq Hearing Department agrees to extend the exception, then such exception will continue until November 15, 1997, by which time the Company must make a public filing with the Commission and Nasdaq. The filing must contain a September 30, 1997 balance sheet, with pro forma adjustments for any significant transactions occurring on or before the filing date, and evidencing net tangible assets of $5,500,000 as well as compliance with all initial inclusion requirements for The Nasdaq SmallCap Market, other than the minimum bid price requirement. In the event that the Company fails to meet any of the terms of this exception, the Company's Class A Common Stock will be immediately delisted from The Nasdaq SmallCap Market.

      The Company has continued to incur losses, however, and there can be no assurance that the Company will be able to meet the net tangible asset, capital and surplus, or other listing requirements of The Nasdaq SmallCap Market in the future. Should the Company fail to meet such listing standards, it may be delisted from The Nasdaq SmallCap Market. This would likely have a material and adverse effect on the market price of the Company's Class A Common Stock and on the Company's ability to raise additional capital.

RAPID TECHNOLOGICAL CHANGE; NEW PRODUCT INTRODUCTIONS

      The market for the Company's technology is characterized by rapidly changing technology and frequent new product introductions. Even if the Company's technology gains initial market acceptance, the Company's success will depend, among other things, upon its ability to enhance its product offerings and to develop and introduce new products and services that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. There can be no assurance that the Company will be able to identify, develop, manufacture, market or support new products or deploy new services successfully, that such new products or services will gain market acceptance, or that the Company will be able to respond effectively to technological changes or product announcements by competitors. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements or any significant delays in product development or introductions could result in a loss of market share or revenues.

DEPENDENCE ON CD-ROM, INTERNET AND BROADBAND MARKETS

      Although the Company believes that its system is adaptable to all significant present modes for the delivery of electronic content, the Company believes that its technology is particularly well-suited for the CD-ROM, Internet and broadband markets and that growth in the CD-ROM, Internet and broadband markets will facilitate and enhance the acceptance of the Company's technology. There can be no assurance that the CD-ROM, Internet and broadband markets will continue to grow or that the CD-ROM, Internet and broadband technologies will not be replaced by other information and software distribution and access technologies.

COMPETITION

        The Company operates in a highly competitive and fragmented environment that is characterized by rapidly evolving technology. Many of the Company's competitors and potential competitors have substantially greater financial and technical resources than the Company. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share or product acceptance to the Company's detriment. The Wave System competes with conventional information delivery systems, such as on-line services, subscription services on CD-ROM, and services on the Internet. However, the Company believes that its metering capability is competitive with other electronic content delivery systems in a number of applications due to its superior protection against unauthorized usage, accurate and detailed information on content usage, and transparent operation. Further, provided that the Company is successful in incorporating the rental and rent-to-own functionality into the Wave System, the Company believes that it will be competitive with existing distribution systems, including traditional retail outlets for entertainment and educational software, due to its ability to offer these innovative merchandising mechanisms.

        The Company is aware of other metering systems which compete directly with Wave, and other current and evolving technologies that provide some of the functionality of the Wave System. There are other companies that have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products in the field of electronic content distribution. Some of those technologies may have an entirely different approach or means of accomplishing the desired effects of the products being developed by the Company. There can be no assurance that either existing or new competitors will not develop products that are superior to or that otherwise achieve greater market acceptance than the Company's products.

        The Wave System is subject to competition from producers of hardware-based controllers such as dongles and software unlocking systems. The Company will compete with well-established producers of dongle-based software unlocking systems such as Rainbow Technologies, Inc. The Company also competes with developers of software unlocking systems such as Portland Software. The Company believes that the Wave System is superior to existing hardware-based and software unlocking systems in several ways. These systems control the use of electronic content but are very limited in their ability to measure and record usage information. The Company believes that the Wave System offers superior protection from unauthorized usage, low operating costs (because it does not require constant communication with and authorization from a centralized processor), and fast operation that is convenient and essentially transparent to the end user. Both hardware controllers and software unlocking systems offer only part of the functionality of the Wave System. Distinct from the existing software unlocking systems, WaveNet provides centralized back-office support to owners of electronic content.

    Many large information industry players are forming alliances and attempting to capitalize on the information delivery options offered by the Internet. In electronic content delivery via the Internet, the Wave System competes with electronic commerce payment technologies developed and offered by IBM infoMarket(R) Service, Broadvision Inc., Connect, Inc., CyberCash, Inc., DigiCash and Open Market, Inc. However, the Company believes that many of the electronic commerce payment technologies may be used as acceptable currency through the Wave System and may be complementary to, rather than competitive with, the Wave System. The Company is also aware of other companies, such as TestDrive Corporation, Release Software Corporation and IBM Cryptolopes(R), that provide electronic content encryption functionality for transmission of electronic content over the Internet. The Company believes that the Wave System is superior to currently available electronic content encryption technologies due to the high level of security and usage reporting capabilities of the WaveMeter.

    The Company believes that the interoperability of the Wave System with currently available and developing distribution media makes the Wave System attractive to both distributors and consumers of electronic content. A consumer with an installed WaveMeter will be able to purchase Wave-enabled content from sources on CD-ROM and/or the Internet, as well as from sources distributing electronic content on other developing media such as broadband. In addition, with the incorporation of the rental and rent-to-own functionality, the Wave System will offer greater merchandising flexibility than is possible using currently available electronic commerce solutions. There can be no assurance that the Wave System will achieve the broad-based acceptance necessary to make the system a viable competitor with currently existing and developing electronic commerce solutions.

DEPENDENCE ON STRATEGIC PARTNERS

    The Company is dependent on strategic partners in the development of a sufficient installed base of WaveMeters to attract content providers to the Wave System. The Company is dependent on semiconductor companies to manufacture functioning WaveMeters in sufficient numbers and at a low enough cost to enable the Company to convince hardware manufacturers to incorporate the WaveMeters into hardware they manufacture or retrofit. The Company is dependent on hardware manufacturers to incorporate WaveMeters into hardware they manufacture or retrofit. The Company is dependent on electronic content owners to modify their products to be used with the WaveMeters and to charge for their products on a per-use basis. Such companies may choose not to utilize the Company's technology and could develop or market products or technologies that compete directly with the Company. Moreover, there can be no assurance that these third parties will commit the resources necessary to the successful commercialization of the Company's technology. The Company expects that these strategic partners will develop their products on schedule. However, any delay would have a material adverse impact on the ability of the Company to introduce and achieve commercialization of its systems. The Company has not concluded definitive agreements with many potential strategic partners, and there can be no assurance that the Company will be successful in entering into definitive agreements or that the terms of such agreements will be satisfactory to the Company. Most of these agreements will provide for the sharing by the Company of its revenues with its strategic partners.

DEPENDENCE ON KEY PERSONNEL

    The Company believes that its future success will be dependent upon the continued service of its key technical and management personnel and on its ability to attract and retain highly skilled technical, management, sales and marketing personnel. The Company is particularly dependent on the skills and contributions of several key individuals, including Peter J. Sprague and Steven Sprague, each of whom may voluntarily terminate employment with the Company at any time and whose departure would have a material adverse effect on the Company's business. The Company does not have "key person" life insurance policies on any of its employees. The industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel necessary for the Company's growth.

PROPRIETARY RIGHTS AND LICENSES AND INTELLECTUAL PROPERTY

    The Company's success depends, in part, on its ability to enjoy or obtain protection for its products and technologies under United States and foreign patent laws, copyright laws and other intellectual property laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. There can be no assurance that any issued patent owned or licensed by the Company affords adequate protection to the Company or will not be challenged, invalidated, infringed or circumvented. Furthermore, there can be no assurance that the Company's activities will not infringe patents owned by others.

    In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company is required to and does not obtain such licenses it would be prevented from, or encounter delays in the development and marketing of, its products and technologies while it attempted to design around such patents or other rights and there can be no assurance that such attempts would be successful. Failure to obtain such licenses or to design around such patents or other rights would have a material adverse effect on the Company.

    The Company holds non-exclusive patent rights relating to the metered use of encrypted data in local memory under a limited license (the "License Agreement") from Titan Corporation ("Titan") to a patent (the "Licensed Patent") jointly held by Titan and a third party. This License Agreement restricts Wave from metering information produced and used solely by a government entity or producing products that meter this information. In addition, the License Agreement is subject to the rights of the joint owner of the Licensed Patent, who has the right to exploit, or to license to third parties, the Licensed Patent, including in a manner competitive with the Company. There can be no assurance that the joint owner of the Licensed Patent will not compete with the Company or license the Licensed Patent to a competitor of the Company, or that the Company's business will not exceed the scope of the License Agreement. Pursuant to the License Agreement, the Company is obligated to pay certain royalties to Titan. Pursuant to the License Agreement, the Company has granted to Titan the exclusive right to use the Company's patents for products distributed to government entities. On February 28, 1997 the Company and Titan executed an addendum to the License Agreement whereby the Company received a sole license to the Licensed Patent to develop and distribute products to the in-home consumer microcomputer market segment. Under this addendum to the License Agreement, Titan waived any and all defaults by Wave under the License Agreement occurring prior to February 28, 1997.

    The Company is aware of four United States patents (the "Third Party Patents") each having some claims that are similar to some of the claims in the Licensed Patent. Based upon information currently known to the Company, some of the claims of both the Licensed Patent and the Third Party Patents cover certain material aspects of the Company's technology. Therefore, the commercialization of the Company's technology would be subject to the rights of the holder of the Third Party Patents unless the Company is able to invalidate or license such claims. Also, the holder of the Third Party Patents or a licensee of the Third Party Patents could seek to invalidate such claims of the Licensed Patent and therefore be able to commercialize a technology similar to the Company's technology. In either case, in order to invalidate the other party's patent rights, the party claiming invalidity might need to prove that it invented the claimed subject matter prior to the other party. There can be no assurance that the Company would be successful in invalidating such claims of the Third Party Patents or that the holder of the Third Party Patents or a licensee of the Third Party Patents would not be successful in invalidating such claims of the Licensed Patent. There also can be no assurance that the Third Party Patents could be proven to be invalid on any other basis. Any proceeding involving the validity of the Licensed Patent and the Third Party Patents would be protracted and costly. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence.

    If the Third Party Patents are not invalid insofar as their claims relate to the Company's technology, then the Company would require a license from the holder of the Third Party Patents to commercialize its technology and make, use, or sell products or practice methods, or license others to sell products or use methods, utilizing the technology in the United States. Due to the uncertainty as to whether the Third Party Patents could be proved to be invalid, the Company has engaged in preliminary negotiations with the holder of the Third Party Patents to obtain a license under the Third Party Patents. The negotiations have so far not produced any agreement and there can be no assurance that a license will be obtainable on acceptable terms, if at all.
The inability to obtain a license, if needed, on commercially reasonable terms would have a material adverse effect on the Company's business and its future operations.


    The Company has acquired patent rights to the metered use of encrypted serial data streams under a United States patent and a corresponding patent application in the European Patent Office (together, the "Wave Patents"), which are material to protecting certain of the Company's technology. The Company's rights to the Wave Patent derive from a license, amended and restated in February 1994, from Mr. Peter J. Sprague, Chairman and Chief Executive Officer of the Company, of his rights in the Wave Patents (the "Amended License Agreement"), and several agreements with former officers of the Company regarding their rights in the Wave Patents. The Amended License Agreement provides for royalty payments to be made to Mr. Peter J. Sprague and Mr. John
R. Michener, a former officer of the Company, in the aggregate amount of two percent of gross revenues less certain adjustments as defined in the Amended License Agreement. The royalty payment is to be apportioned 75 percent to Mr. Peter J. Sprague and 25 percent to Mr. John R. Michener. Payment of royalties is secured by a security interest in and to the Wave Patents. The Company believes that the agreements as a whole provide it with exclusive rights under the Wave Patents. There can be no assurance that the Company will enjoy exclusive rights to the Wave Patents under such agreements.

    On January 26, 1996, the Company received notice from E-Data Corporation (formerly Interactive Gift Express, Inc.), claiming that the Company's practice of its technology infringes U.S. and foreign patents owned by E-Data Corporation, and offering to license such patents to the Company. The Company is currently obtaining information needed to investigate the merits of this claim. The Company believes that there is a viable argument for non-infringement. The patents owned by E-Data Corporation are currently being litigated by third parties. The Company is not involved in these proceedings.

    The Company relies on trade secrets and proprietary know-how, which it protects, in part, by confidentiality agreements with its employees and contract partners. However, there can be no assurance that the Company's confidentiality agreements will not be breached or that the Company would have adequate remedies for any breach. There can be no assurance that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

    The Company also relies on copyright to prevent the unauthorized duplication of its software and hardware products. The Company has and will continue to protect its software and its copyright interest therein through agreements with its consultants. The Company also plans to seek protection for its semiconductor integrated circuit designs under mask work laws. Existing copyright and mask work laws afford only limited protection, particularly in certain jurisdictions outside the United States where the Company may seek to market its products and services. There can be no assurance that the copyright laws or mask work laws will adequately protect the Company's technology.

    The Company has registered trademark and service mark registrations with the United States Patent and Trademark Office for the marks WaveMeter(R) and WaveNet(R) and intends to apply for additional name and logo marks in the United States and foreign jurisdictions as appropriate. No assurance can be given that federal registration of any of these trademarks in the United States will be granted. The Company has abandoned its prior applications for DataWave, InfoWave, and WaveTrac.

CONFLICTS OF INTEREST

    The Company's Board of Directors includes, and is expected to continue to include, representatives of the Company's strategic partners. It is possible that the corporations represented by such directors may be in direct or indirect competition with the Company or among themselves, including competition with respect to certain business strategies and transactions that the Company may propose to undertake. Although the affected directors may abstain from voting on matters in which the interests of the Company and the corporations they represent are in conflict, the presence of potential or actual conflicts could affect the process or outcome of Board deliberations and no policies, procedures or practices have been adopted by the Company to reduce or avoid such conflicts. There can be no assurance that such conflicts of interest will not materially adversely affect the Company.

VOTING RIGHTS; CONTROL BY EXISTING STOCKHOLDERS

    The Company's Common Stock is divided into two classes with different voting rights, which allows for the maintenance of control of the Company by the holders of the Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Holders of Class B Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, except that holders of Class B Common Stock will have five votes per share in cases where one or more directors are nominated for election by persons other than the Company's Board of Directors and where there is a vote on any merger, consolidation or other similar transaction which is not recommended by the Company's Board of Directors. In addition, holders of the Class B Common Stock will have five votes per share on all matters submitted to a vote of the stockholders in the event that any person or group of persons acquires beneficial ownership of 20% or more of the outstanding voting securities of the Company. Both classes vote together as a single class on all matters, except where class voting is required by the Delaware General Corporation Law ("DGCL"), which would apply, among other situations, to a vote on any proposal to modify the voting rights of the Class B Common Stock. Upon conversion of the Series F Preferred Stock and upon the exercise of the warrants, the Company's executive officers and directors and entities affiliated with them will have approximately 15% of the combined voting power of the outstanding capital stock (36% in those circumstances where holders of Class B Common Stock have five votes per share).

    The disproportionate voting rights of Class A Common Stock relative to the Class B Common Stock could have an adverse effect on the market price of the Class A Common Stock. Such disproportionate voting rights may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by a majority of the holders of the Class A Common Stock.

ANTI-TAKEOVER PROVISIONS

    In addition to the voting rights granted to the holders of Class B Common Stock, certain provisions of the Company's Restated Certificate of Incorporation and Bylaws, as well as the ability of the Board of Directors to issue shares of preferred stock without further vote or action by the stockholders, may have the effect of delaying, deferring or preventing a change in control of the Company. In addition, Section 203 of the DGCL restricts certain business combinations with any "interested stockholder" as defined in such law. This statute may delay, defer, or prevent a change in control of the Company.

VOLATILITY OF STOCK PRICE

    Factors such as announcements of the introduction of new products by the Company or its competitors, market conditions in the technology and emerging growth company sectors and rumors relating to the Company or its competitors may have a significant impact on the market price of the Class A Common Stock. In addition, the stocks of many technology companies have experienced extreme price and volume fluctuations which reflect market conditions for technology and emerging growth stocks generally and have often been unrelated to the operating performance of specific companies. These market fluctuations may adversely affect the price of the Class A Common Stock.

ABSENCE OF DIVIDENDS

    The Company has never declared or paid any cash dividends and does not anticipate paying dividends on its Common Stock for the foreseeable future.

                                    BUSINESS
INTRODUCTION


    Wave Systems Corp. ("Wave" or the "Company") is in transition from a company focused principally on research and development of new technology to a company focused on the commercialization of its technology through licensing and product sales. Since its inception in February of 1988, the Company has devoted substantially all of its efforts and resources to research, feasibility studies, design, development, and market testing of a system that meters the usage of electronic content (the "Wave System"). Electronic content refers to any data, graphic software, video or audio sequence that can be digitally transmitted. Concurrent with its research and development activities, the Company has devoted increased resources to market research, market development and other related activities.

    The Company believes that the Wave System can fundamentally change how electronic content is consumed by providing more efficient and flexible pricing, greater protection against unauthorized usage and secure, low-cost, and accurate data on the usage of the electronic content. The currently operational Wave System enables the merchandising of electronic content at the point of purchase, increasing the probability that consumers will sample and consume the electronic content that they want. The Wave System accurately and securely records information pertaining to the usage of the electronic content. This facilitates the payment of royalties to content owners and the customized distribution of content to customers.

    The Wave System consists of many individually distributed processors (the "WaveMeter"). These devices decrypt content on demand from end users. The WaveMeter is a proprietary application-specific integrated circuit, mounted on a printed circuit board, or used as an add-in device in a stand-alone PC. The WaveMeter allows transactions to occur without the expense of a real-time network connection for every transaction. The WaveMeter securely stores electronic funds and batched information about the usage of electronic content to be securely transmitted to a central transaction processing center ("WaveNet"). WaveNet manages encryption and decryption keys, processes credit and usage charges, automatically obtains credit authorization, calculates royalty distributions, and can provide user and usage data to electronic content owners. The Wave System is compatible with existing content delivery systems such as CD-ROM, the Internet and Direct Broadcast Satellite.

    In 1996 the Company developed a production software version of the WaveMeter that offers a subset of the feature of the hardware version of the WaveMeter and has been implemented as part of the Company's Internet commerce server (the "WaveMeter server"). The WaveMeter server supports a publishing service called WINPublish and a purchasing function called WINPurchase.
Through WINPublish, an electronic content owner can sell encrypted content from its site on the Web to purchasers using the WINPurchase function.

    The Company's strategy is to achieve broad market acceptance of the Wave System as a standard platform for commerce in electronic content. To achieve this goal the Company pursues strategic relationships with manufacturers of personal computers and companies involved in electronic content commerce. Wave also promotes the use of the Wave System by electronic content owners, particularly among developers and distributors of entertainment and educational software. The compatibility with the Web provides the foundation for the broad acceptance of the Wave System. The Company views the acceptance by developers, distributors and consumers of entertainment and educational software as an important factor in the development of a broad installed base of WaveMeters. The Company further believes that once there is a broad installed base of WaveMeters, electronic content owners from other market segments are likely to be attracted to the Wave System.

    Since the end of the second quarter of 1997, the Company furthered its goal of achieving broad market acceptance of the Wave System by entering into strategic relationships. The Company and Aladdin Knowledge Systems, Ltd. ("Aladdin") closed a licensing agreement whereby in return for an equity position in Wave, Aladdin licensed its proprietary persistent encryption technology. The Company believes that the incorporation of this technology into the Wave System will facilitate the commerce in electronic content on a pay-per-use basis. The Company also has set the groundwork for the acceptance of the Wave System in Europe. In July, the Company entered into a joint venture with Internet Technology Group, Plc. Pursuant to this agreement, Wave licensed certain elements of the Wave System to a joint venture company, Wave ITG Limited, to promote the use of the Wave System in Europe.

    The Company intends to continue to pursue strategic relationships with hardware manufacturers, including personal computer manufacturers, and companies involved in the commerce of electronic content both in North America and overseas. The development of WINPublish and WINPurchase services and the Great Stuff Network site, provide innovative alternatives for the distribution of electronic content on the Web.

    Significant uncertainty currently exists with respect to the adequacy of current funds to support the Company's activities. This uncertainty will continue until a positive cash flow from operations can be achieved. Additionally, the Company is uncertain as to the availability of financing from other sources to fund any cash deficiencies. These uncertainties raise doubt about the Company's ability to continue as a going concern.

    In order to reduce these uncertainties, the Company is currently evaluating additional financing options and may therefore elect to raise capital, from time to time, through equity or debt financings in order to capitalize on business opportunities and market conditions and insure the continued development of the Company's technology, products and services. However, there can be no assurance that the Company can raise additional financing.

    As of October 19, 1997, the Company will be obligated to redeem for approximately $465,000 all of the outstanding shares of the Series A Redeemable Preferred Stock issued to a certain individual pursuant to the terms of the Restated Certificate of Incorporation.

    The Company presently has no material commitments for capital expenditures. However, in order to bring the Wave System to market, the Company anticipates spending additional amounts on inventory items such as computer chips and boards, additional hardware, and related materials. Such spending will vary based on the Company's performance.

    Effective October 3, 1997 the Company was delisted from The Nasdaq National Market and granted a listing on The Nasdaq SmallCap Market, subject to certain contingencies described herein. Pursuant to a hearing before a Nasdaq Listing Qualifications Panel (the "Panel"), a determination was made that the continued listing of the Company was no longer warranted since the Company did not meet the requirements of NASD Marketplace Rule 4450(a)(3), which requires that an issuer maintain minimum net tangible assets of $4,000,000 if it has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Panel determined to grant the Company a listing on The Nasdaq SmallCap Market, subject to certain contingencies, pursuant to which the Panel determined to grant a waiver to the initial $4.00 per share bid price requirement and a temporary exception for the initial net tangible asset
requirement.   The exception requires the Company to provide the Nasdaq Hearing
Department with an executed copy of a contract with a certain original equipment manufacturer on or before October 15, 1997. As of October 15, 1997, the Company has not provided the Nasdaq Hearing Department with such a contract. On October 15, 1997, the Company submitted materials regarding the status of its original equipment manufacturer discussions, capital raising efforts, and other corporate initiatives to the Panel. The Panel will review the materials and respond to Wave regarding Wave's listing status in the near future. It is uncertain, and the Company makes no assurances regarding, what the possible outcomes may be.

    If the Nasdaq Hearing Department agrees to extend the exception, then such exception will continue until November 15, 1997, by which time the Company must make a public filing with the Commission and Nasdaq. The filing must contain a September 30, 1997 balance sheet, with pro forma adjustments for any significant transactions occurring on or before the filing date, and evidencing net tangible assets of $5,500,000 as well as compliance with all initial inclusion requirements for The Nasdaq SmallCap Market, other than the minimum bid price requirement. In the event that the Company fails to meet any of the terms of this exception, the Company's Class A Common Stock will be immediately delisted from The Nasdaq SmallCap Market.

    The Company has continued to incur losses, however, and there can be no assurance that the Company will be able to meet the net tangible asset, capital and surplus, or other listing requirements of The Nasdaq SmallCap Market in the future. Should the Company fail to meet such listing standards, it may be delisted from The Nasdaq SmallCap Market. This would likely have a material and adverse effect on the market price of the Company's Class A Common Stock and on the Company's ability to raise additional capital.

    The Company was incorporated in Delaware under the name Indata Corp. on August 12, 1988. The Company changed its name to Cryptologics International, Inc. on December 4, 1989. The Company further changed its name to Wave Systems Corp. on January 22, 1993. The Company's principal executive offices are located at 480 Pleasant Street, Lee, Massachusetts 01238 and the telephone number of the Company is (413) 243-1600.

    The Company is a development stage company and has realized minimal operating revenues since its inception. At June 30 1997, the Company had an accumulated deficit of approximately $37 million. There can be no assurance that the Company will be successful in achieving commercial acceptance of the Wave System.

THE WAVE SYSTEM

    The Wave System is designed to create new revenue streams for owners of electronic content by improving upon existing distribution systems for electronic content. Using existing distribution systems such as CD-ROM and the Internet, electronic content owners distribute their products to customers in segmented and encrypted ("Wave-enabled") form so it can be offered for sale through the Wave System. Customers are then able to purchase and decrypt the electronic content on an as-needed basis. The Company believes that the Wave System allows electronic content owners to deliver their products to a larger market because the efficient and secure metering technology facilitates greater flexibility in content distribution and pricing. The Company believes that greater flexibility in electronic distribution and pricing makes the Wave System particularly attractive to developers, distributors and consumers of entertainment and educational software.

    The Wave System consists of the WaveMeter, a subsystem that records and communicates the usage of electronic content, and WaveNet, a central transaction processing network. The WaveMeter controls and monitors the customer's access to encrypted electronic information and software. Because the Wave System uses asynchronous communication, it is well suited to low-cost processing of micro, rental and rent-to-own transactions. The Company is currently attempting to incorporate the rental and rent-to-own functionality into the Wave System. Transactions are executed locally against a source of funds stored in the WaveMeter. The WaveMeter retains pricing and tax information, downloaded from WaveNet, for use in the execution of these transactions. Transactions are securely stored in the usage log of the WaveMeter for eventual reporting to WaveNet. The WaveMeters and WaveNet communicate using Wave's proprietary secure communications protocol.

    WaveNet is composed of the WaveNet Transaction Processing System ("TXP") and the WaveNet Information Clearing House ("ICH"). TXP acts as the principal interface with the WaveMeter and accumulates data pertaining to the consumer's usage. ICH provides interfaces to the Wave System for partners, such as third-party distributors of WaveMeters and electronic content owners. It contains the WaveNet security server, which manages all the encryption and decryption keys. ICH also does all the back-end processing of usage information from the WaveMeter, calculating royalties, producing billing services, and ensuring that all content owners are properly compensated. WaveNet is presently in operation.

    The WaveMeter is installed into the customer's stand-alone PC. It is based on a semiconductor device that uses proprietary integrated circuit technology to store decryption keys, credit information, and usage data. Presently, the WaveMeter is packaged on a half-size ISA board with a battery and a clock and can be installed in the ISA slot of a PC. In 1996 the Company also developed a production software version of the WaveMeter which has been implemented as a component of the WaveMeter server. The WaveMeter server is currently used to facilitate WINPublish and WINPurchase transactions on the Web. The use of the software version of the WaveMeter is compatible with the use of the hardware version of the WaveMeter.

    The Company believes that the hardware version of the WaveMeter is the most secure form of metering technology available today. Tampering with the WaveMeter is easily detected by both the WaveMeter and WaveNet. The keys are loaded at the time of manufacture and are unique and specific to each WaveMeter. Every piece of electronic content is protected using a unique key. The value of breaking an individual WaveMeter to ascertain the keys is low since the keys have no system-wide use.

    Wave supplies the tools that developers need to build and successfully supply applications to end users. Electronic content must be Wave-enabled to be available to end users on the Wave System. A data preparation tool kit structures data packages, which are individual elements of electronic content that are uniquely identified, encrypted, priced and formatted to use within the Wave System. Once Wave-enabled, each data package can be delivered to the end user in many electronic forms. Currently, the two primary mechanisms of delivery of electronic content to the end user are the Internet and CD-ROM.
The Wave System, however, will work with point-to-multi-point data broadcasting via satellite or FM sideband, magnetic media, cable modem, DVD and broadband.

MARKETS AND BUSINESS STRATEGY

    The Company's long-term strategy is to achieve broad market acceptance of the Wave System as a platform for commerce in electronic content. To achieve this goal the Company pursues strategic relationships with hardware manufacturers and companies involved in the development of commerce in electronic content. In addition, the Company believes that, since the Wave System permits greater flexibility in pricing and distribution of electronic content, it is particularly well-suited for merchandising entertainment and educational software. Therefore the Company is vigorously targeting this market segment as a means of rapidly achieving the broad installed base of WaveMeters and acceptance of the Wave System. The Company believes that once there is a broad installed base of WaveMeters, electronic content owners from other market segments are likely to be attracted to the Wave System.

    The Company has focused on forming agreements with strategic partners that will help the Company promote the broad-based acceptance of the Wave System as a platform for commerce in electronic content. Wave is currently in discussion with major original equipment manufacturers regarding the incorporation of the WaveMeter into their products.

    Wave has also focused on pursuing strategic relationships with companies seeking to distribute electronic content via the Internet. The compatibility of the Wave System with the Web has provided the Company with a product that has already attracted the attention of leaders in the development of electronic commerce solutions and particularly commerce in electronic content. Wave has executed a letter of intent with EarthLink Network, Inc. to jointly promote the Wave System. Wave has also entered into a letter of intent with IBM to work on the interoperability between the WaveMeter and Cryptolopes(R), a document security system technology built by IBM infoMarket(R) Service. Wave will continue to focus on developing other strategic relationships to achieve the broad acceptance of the Wave System as a platform for electronic commerce.

    As part of Wave's goal to achieve broad acceptance of the Wave System as a platform for commerce in electronic content, the Company has made the Wave System available to users of the Web through the WaveMeter server. The WaveMeter server currently supports both WINPublish, a publishing service, and WINPurchase, the purchasing component. WINPublish provides an easy-to-use system so that anyone can publish electronic content on a Web site and offer it for sale. Since its inception, WINPublish has registered over 400 publishers. WINPurchase permits consumers to purchase electronic content that has been published through WINPublish. WINPublish and WINPurchase transactions may be executed using the WaveMeter server without the need to install a WaveMeter at the consumer's site. WINPublish and WINPurchase, however, are fully compatible with the use of the hardware version of the WaveMeter. The operation of the WaveMeter server demonstrates the viability of the Wave System and therefore enhances the ability of Wave to market the Wave System to the leading electronic content distributors on the Web by offering them a standard platform for commerce in electronic content that is designed to be compatible with the Internet, CD-ROM and developing distribution media such as broadband.

    Wave has focused on promoting the acceptance of the Wave System by electronic content owners. The initial target market is entertainment and educational software developers and distributors. Wave believes that if it is able to incorporate the rental or rent-to-own functionality into the Wave System, that the Wave System will provide the home consumer with a new way of acquiring interactive content and can offer electronic content developers and distributors benefits similar to those provided by video rental in the film industry. The Company has invested heavily in developing relationships with major entertainment and educational software providers and approximately 20 of such companies have executed content provider agreements and have expressed their intention to distribute titles using the Wave System. No assurance can be given that any or all of these companies will be successful in developing or marketing products that apply the Wave System technology or that are Wave-enabled.


COMPETITION

    The Company operates in a highly competitive and fragmented environment that is characterized by rapidly evolving technology. Many of the Company's competitors and potential competitors have substantially greater financial and technical resources than the Company. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share or product acceptance to the Company's detriment. The Wave System competes with conventional information delivery systems, such as on-line services, subscription services on CD-ROM, and services on the Internet. However, the Company believes that its metering capability is competitive with other electronic content delivery systems in a number of applications due to its superior protection against unauthorized usage, accurate and detailed information on content usage, and transparent operation. Further, provided that the Company is successful in incorporating the rental and rent-to-own functionality into the Wave System, the Company believes that it will be competitive with existing distribution systems, including traditional retail outlets for entertainment and educational software, due to its ability to offer these innovative merchandising mechanisms.

    The Company is aware of other metering systems which compete directly with Wave, and other current and evolving technologies that provide some of the functionality of the Wave System. There are other companies that have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products in the field of electronic content distribution. Some of those technologies may have an entirely different approach or means of accomplishing the desired effects of the products being developed by the Company. There can be no assurance that either existing or new competitors will not develop products that are superior to or that otherwise achieve greater market acceptance than the Company's products.

    The Wave System is subject to competition from producers of hardware-based controllers such as dongles and software unlocking systems. The Company will compete with well-established producers of dongle-based software unlocking systems such as Rainbow Technologies, Inc. The Company also competes with developers of software unlocking systems such as Portland Software. The Company believes that the Wave System is superior to existing hardware-based and software unlocking systems in several ways. These systems control the use of electronic content but are very limited in their ability to measure and record usage information. The Company believes that the Wave System offers superior protection from unauthorized usage, low operating costs (because it does not require constant communication with and authorization from a centralized processor), and fast operation that is convenient and essentially transparent to the end user. Both hardware controllers and software unlocking systems offer only part of the functionality of the Wave System. Distinct from the existing software unlocking systems, WaveNet provides centralized back-office support to owners of electronic content.

    Many large information industry players are forming alliances and attempting to capitalize on the information delivery options offered by the Internet. In electronic content delivery via the Internet, the Wave System competes with electronic commerce payment technologies developed and offered by IBM infoMarket(R) Service, Broadvision Inc., Connect, Inc., CyberCash, Inc., DigiCash and Open Market, Inc. However, the Company believes that many of the electronic commerce payment technologies may be used as acceptable currency through the Wave System and may be complementary to, rather than competitive with, the Wave System. The Company is also aware of other companies, such as TestDrive Corporation, Release Software Corporation and IBM Cryptolopes(R), that provide electronic content encryption functionality for transmission of electronic content over the Internet. The Company believes that the Wave System is superior to currently available electronic content encryption technologies due to the high level of security and usage reporting capabilities of the WaveMeter.

    The Company believes that the interoperability of the Wave System with currently available and developing distribution media makes the Wave System attractive to both distributors and consumers of electronic content. A consumer with an installed WaveMeter will be able to purchase Wave-enabled content from sources on CD-ROM and/or the Internet, as well as from sources distributing electronic content on other developing media such as broadband. In addition, with the incorporation of the rental and rent-to-own functionality, the Wave System will offer greater merchandising flexibility than is possible using currently available electronic commerce solutions. There can be no assurance that the Wave System will achieve the broad-based acceptance necessary to make the system a viable competitor with currently existing and developing electronic commerce solutions.

INTERNATIONAL MARKET

        The Company's technologies are controlled under various United States export control laws and regulations and will require export licenses for certain exports outside of the United States and Canada. The Company has received export licenses from the U.S. Department of Commerce for the sale and export of the Company's decrypt-only products. The Company is currently preparing to file for additional licenses under the provisions of the 1996 Executive Order allowing export of encryption systems providing key escrow capability. There can be no assurance that such export license will be obtained. There can be no assurance that the Company will have patent protection or that it will not infringe patents of third parties in foreign jurisdictions. Because electronic monitoring and the transmission of audited usage and financial information on end users or payment instructions may be subject to varying statutory or regulatory controls in foreign jurisdictions, there can be no assurance that the use of all portions of the Wave System will be permitted in any particular foreign jurisdiction.

PROPRIETARY RIGHTS AND LICENSES AND INTELLECTUAL PROPERTY

    The Company's success depends, in part, on its ability to enjoy or obtain protection for its products and technologies under United States and foreign patent laws, copyright laws and other intellectual property laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. There can be no assurance that any issued patent owned or licensed by the Company affords adequate protection to the Company or will not be challenged, invalidated, infringed or circumvented. Furthermore, there can be no assurance that the Company's activities will not infringe patents owned by others.

    In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company is required to and does not obtain such licenses it would be prevented from, or encounter delays in the development and marketing of, its products and technologies while it attempted to design around such patents or other rights and there can be no assurance that such attempts would be successful. Failure to obtain such licenses or to design around such patents or other rights would have a material adverse effect on the Company.

    The Company holds non-exclusive patent rights relating to the metered use of encrypted data in local memory under a limited license (the "License Agreement") from Titan Corporation ("Titan") to a patent (the "Licensed Patent") jointly held by Titan and a third party. This License Agreement restricts Wave from metering information produced and used solely by a government entity or producing products that meter this information. In addition, the License Agreement is subject to the rights of the joint owner of the Licensed Patent, who has the right to exploit, or to license to third parties, the Licensed Patent, including in a manner competitive with the Company. There can be no assurance that the joint owner of the Licensed Patent will not compete with the Company or license the Licensed Patent to a competitor of the Company, or that the Company's business will not exceed the scope of the License Agreement. Pursuant to the License Agreement, the Company is obligated to pay certain royalties to Titan. Pursuant to the License Agreement, the Company has granted to Titan the exclusive right to use the Company's patents for products distributed to government entities. On February 28, 1997 the Company and Titan executed an addendum to the License Agreement whereby the Company received a sole license to the Licensed Patent to develop and distribute products to the in-home consumer microcomputer market segment. Under this addendum to the License Agreement, Titan waived any and all defaults by Wave under the License Agreement occurring prior to February 28, 1997.

    The Company is aware of four United States patents (the "Third Party Patents") each having some claims that are similar to some of the claims in the Licensed Patent. Based upon information currently known to the Company, some of the claims of both the Licensed Patent and the Third Party Patents cover certain material aspects of the Company's technology. Therefore, the commercialization of the Company's technology would be subject to the rights of the holder of the Third Party Patents unless the Company is able to invalidate or license such claims. Also, the holder of the Third Party Patents or a licensee of the Third Party Patents could seek to invalidate such claims of the Licensed Patent and therefore be able to commercialize a technology similar to the Company's technology. In either case, in order to invalidate the other party's patent rights, the party claiming invalidity might need to prove that it invented the claimed subject matter prior to the other party. There can be no assurance that the Company would be successful in invalidating such claims of the Third Party Patents or that the holder of the Third Party Patents or a licensee of the Third Party Patents would not be successful in invalidating such claims of the Licensed Patent. There also can be no assurance that the Third Party Patents could be proven to be invalid on any other basis. Any proceeding involving the validity of the Licensed Patent and the Third Party Patents would be protracted and costly. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence.

    If the Third Party Patents are not invalid insofar as their claims relate to the Company's technology, then the Company would require a license from the holder of the Third Party Patents to commercialize its technology and make, use, or sell products or practice methods, or license others to sell products or use methods, utilizing the technology in the United States. Due to the uncertainty as to whether the Third Party Patents could be proved to be invalid, the Company has engaged in preliminary negotiations with the holder of the Third Party Patents to obtain a license under the Third Party Patents. The negotiations have so far not produced any agreement and there can be no assurance that a license will be obtainable on acceptable terms, if at all.
The inability to obtain a license, if needed, on commercially reasonable terms would have a material adverse effect on the Company's business and its future operations.

    The Company has acquired patent rights to the metered use of encrypted serial data streams under a United States patent and a corresponding patent application in the European Patent Office (together, the "Wave Patents"), which are material to protecting certain of the Company's technology. The Company's rights to the Wave Patent derive from a license, amended and restated in February 1994, from Mr. Peter J. Sprague, Chairman and Chief Executive Officer of the Company, of his rights in the Wave Patents (the "Amended License Agreement"), and several agreements with former officers of the Company regarding their rights in the Wave Patents. The Amended License Agreement provides for royalty payments to be made to Mr. Peter J. Sprague and Mr. John
R. Michener, a former officer of the Company, in the aggregate amount of two percent of gross revenues less certain adjustments as defined in the Amended License Agreement. The royalty payment is to be apportioned 75 percent to Mr. Peter J. Sprague and 25 percent to Mr. John R. Michener. Payment of royalties is secured by a security interest in and to the Wave Patents. The Company believes that the agreements as a whole provide it with exclusive rights under the Wave Patents. There can be no assurance that the Company will enjoy exclusive rights to the Wave Patents under such agreements.

    On January 26, 1996, the Company received notice from E-Data Corporation (formerly Interactive Gift Express, Inc.), claiming that the Company's practice of its technology infringes

U.S. and foreign patents owned by E-Data Corporation, and offering to license such patents to the Company. The Company is currently obtaining information needed to investigate the merits of this claim. The Company believes that there is a viable argument for non-infringement. The patents owned by E-Data Corporation are currently being litigated by third parties. The Company is not involved in these proceedings.

    The Company relies on trade secrets and proprietary know-how, which it protects, in part, by confidentiality agreements with its employees and contract partners. However, there can be no assurance that the Company's confidentiality agreements will not be breached or that the Company would have adequate remedies for any breach. There can be no assurance that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

    The Company also relies on copyright to prevent the unauthorized duplication of its software and hardware products. The Company has and will continue to protect its software and its copyright interest therein through agreements with its consultants. The Company also plans to seek protection for its semiconductor integrated circuit designs under mask work laws. Existing copyright and mask work laws afford only limited protection, particularly in certain jurisdictions outside the United States where the Company may seek to market its products and services. There can be no assurance that the copyright laws or mask work laws will adequately protect the Company's technology.

    The Company has registered trademark and service mark registrations with the United States Patent and Trademark Office for the marks WaveMeter(R) and WaveNet(R) and intends to apply for additional name and logo marks in the United States and foreign jurisdictions as appropriate. No assurance can be given that federal registration of any of these trademarks in the United States will be granted. The Company has abandoned its prior applications for DataWave, InfoWave, and WaveTrac.

RESEARCH AND DEVELOPMENT

    The Wave System incorporates semiconductor, encryption/decryption, software transaction processing and other technologies in which the Company has made a substantial investment in research and development. The Company expects that it will be required to continue to make substantial investments in the design of the WaveMeter, WaveNet and software interfaces. For the years ended December 31, 1996, 1995 and 1994, the Company expended $3,309,022, $3,324,735 and $1,761,366, respectively, on research and development activities (which amounts include the value of stock issued). From its inception in February 1988 through December 1996, the Company expended $12,599,686.

    The success of the Wave System depends to a large extent on the Company's ability to adapt the Wave System for use with various methods for the distribution of electronic content, the ability of the Wave technology to interface with various platform environments, and the ability of the Wave System to work in many application environments. The Company believes that a significant portion of its future research and development expenditures will be used to adapt the Wave System accordingly.

    The Company will also continue to expend a significant amount of resources on the development of new iterations of the WaveMeter. The Company believes that by providing various means of linking the WaveMeter to the customer's computer or network, the Company will be more likely to achieve broad acceptance of the Wave System. The Company is currently developing other forms of the WaveMeter to target other market needs.

    Wave is now focusing increased resources on developing the operational infrastructure of the Company. Greater emphasis is placed on developing internal production and fulfillment systems and marketing infrastructure to distribute WaveMeters. The Company will also increase the resources available to WaveNet to adapt to changing market requirements. The Company plans to expand WaveNet to handle more end users, to develop interfaces for new kinds of partners, to implement more sophisticated pricing methodologies and to add greater financial system flexibility.

EMPLOYEES

    As of June 30, 1997, the Company employed 48 full-time employees, 23 of whom are involved in marketing and administration and 25 of whom are involved in research and development. The Company believes its employee relations are satisfactory.

PROPERTIES

    The Company leases a 9,433 square foot facility for its executive offices and to house the WaveNet installation, administration, and customer support operations in Lee, Massachusetts at a monthly rent of $3,025 with a monthly charge of $1,767 for common costs. The Lee, Massachusetts lease will expire during July 1998. The Company leases offices in New York, New York, at a current monthly rent of $6,769. The lease is scheduled to expire in June 1999. The Company leases a 6,400 square foot facility in Princeton, New Jersey at a monthly base rent of $3,733 with a monthly payment for taxes, insurance and maintenance reimbursements and improvements which currently totals approximately $1,653 per month. This lease is scheduled to expire during January 2001. The Company's principal research and development activities are conducted at the Princeton facility. The Company leases a 2,730 square foot facility in San Jose, California for $5,050 per month. The San Jose, California lease will expire during January 1999.

LEGAL PROCEEDINGS

    On June 27, 1997 a complaint alleging breach of contract, among other related claims, was filed against the Company by Carl A. Artopoeus and Artopoeus Capital Management (collectively, "Artopeous") with the Sacramento Superior Court in Sacramento, California in connection with the engagement of Artopeous by the Company to arrange financing. A hearing has been set for October 20, 1997.

                                USE OF PROCEEDS

    The Selling Security Holders will receive all of the net proceeds from the Class A Common Stock sold pursuant to this Prospectus.

                            SELLING SECURITY HOLDERS

    The Selling Security Holders are (i) Combination Inc. ("Combination"), the purchaser of the Series F Preferred Stock and 112,500 Placement Warrants (which are exercisable at $1.26 per share) in connection with the placement of the Series F Preferred Stock, (ii) Wharton Capital Partners, Ltd., who received 56,250 Placement Warrants in connection with the placement of the Series F Preferred Stock, and (iii) Galapagos Software, Inc., who received 20,000 shares of unregistered Class A Common Stock in connection with the GSI Agreement. Except as otherwise disclosed herein, none of the Selling Security Holders has had any position, office or other material relationship with the Company or its predecessors or affiliates within the past three years.

    The following table sets forth the names of the Selling Security Holders, the number of shares of Class A Common Stock beneficially owned by each of the Selling Security Holders, and the number of shares which may be offered for resale pursuant to this Prospectus. For the purpose of calculating the number of shares of Class A Common Stock beneficially owned by the holder of the Series F Preferred Stock, the number of shares of Class A Common Stock calculated to be issuable upon conversion is based on a conversion price of $1.05 per share (without taking into account shares issuable as dividends).
The conversion price for the Series F Preferred Stock is the lower of (a) $1.05 and (b) 80% of the average of the five (5) lowest trading price of the Class A Common Stock during (x) a day on which the Class A Common Stock is traded on The Nasdaq National Market or The Nasdaq SmallCap Market or principal national securities exchange or market on which the Class A Common Stock has been listed, or (y) if the Class A Common Stock is not listed on The Nasdaq National Market or The Nasdaq

SmallCap Market or any stock exchange or market, a day on which the Class A Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (z) if the Class A Common Stock is not quoted on the OTC Bulletin Board, a day on which the Class A Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices) ("Trading Days"), as reported by Bloomberg Information Services, Inc. during the ten (10) Trading Days immediately preceding the conversion date. Holders of the Series F Preferred Stock are entitled to receive quarterly dividends at a rate of 6% per annum, payable in cash or, subject to certain conditions, shares of Class A Common Stock. The actual number of shares issuable upon conversion of the Series F Preferred Stock and available for resale under this Prospectus could be materially greater based upon the market price of the Class A Common Stock at the time or times of conversion. The number of shares shown as being offered hereunder by the holder of the Series F Preferred Stock is the number of shares registered by the Registration Statement of which this Prospectus is a part with respect to shares issuable upon conversion of and as dividends on the Series F Preferred Stock, pursuant to the terms of the Registration Agreement.

    The information included below is based upon information provided by the Selling Security Holders. Because the Selling Security Holders may offer all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the Selling Security Holders after such offering can be provided.



                                              NUMBER OF SHARES
                                                 OF CLASS A                     NUMBER OF SHARES
                                                 COMMON STOCK                      OF CLASS A
                                               BENEFICIALLY OWNED                 COMMON STOCK
 SELLING SECURITY HOLDER                     PRIOR TO THE OFFERING                BEING OFFERED
-------------------------                    ---------------------              -----------------
 Combination Inc.                                  2,864,726(1)                    5,782,090(4)(5)
 Wharton Capital Partners, Ltd.........              118,750(2)                       56,250
 Galapagos Software, Inc................               20,000(3)                       20,000
                                                   ---------                       ---------
      TOTAL............................            3,003,476                       5,858,340
----------------                                   =========                       =========

(1) Represents shares issuable upon a hypothetical conversion of 112,500 shares of Series F Preferred Stock, with a stated value of $2,250,000 acquired on October 9, 1997 and 112,500 shares issuable upon exercise of Purchase Warrants.

(2) Represents shares issuable upon exercise of warrants. 37,500 shares of Class A Common Stock issuable upon the exercise of a warrant issued to Wharton Capital Partners, Ltd. in connection with the placement of the Series C Preferred Stock, par value $.01, which were registered pursuant to a registration statement filed with the Commission on January 17, 1997, which was amended on March 7, 1997 and March 21, 1997. 25,000 shares of Class A Common Stock issuable upon the exercise of a warrant issued to Wharton Capital Partners, Ltd. in connection with the placement of the Series D Preferred Stock, par value $.01, which were registered pursuant to a registration statement filed with the Commission on June 9, 1997, which was amended on June 16, 1997.

(3) Represents shares issued pursuant to a Software Development Agreement between the Company and Galapagos Software, Inc., dated February 13, 1997 (the "GSI Agreement"), whereby the Company issued 20,000 shares of unregistered Class A Common Stock to Galapagos Software, Inc., which shares were entitled to certain piggyback registration rights.

(4) The number of shares of Class A Common Stock registered pursuant to the registration statement of which this Prospectus is a part and the number of shares of Class A Common Stock offered hereby have been determined by agreement between the Company and Combination. Because the number of shares of Class A Common Stock that will ultimately be issued to Combination upon conversion of the Series F Preferred Stock is dependent upon the conversion formula described above, such number of shares (and therefore the number of shares of Class A Common Stock offered hereby) cannot be determined at this time.

(5) Combination has contractually agreed not to use its conversion rights with respect to the Series F Preferred Stock to obtain in excess of 4.9% of the total outstanding shares of Class A Common Stock.

                              PLAN OF DISTRIBUTION

    The shares of Class A Common Stock offered hereby may be offered for resale by the Selling Security Holders (or their donees, transferees or successors in interest) from time to time in transactions for their own account (which may include block transactions) on any national securities exchange or quotation service on which the Class A Common Stock may be listed or quoted at the time of sale, in the over-the-counter market, in transactions otherwise than on such exchanges (including privately negotiated transactions) or in the over-the-counter market, through the writing of options, or a combination of such methods of sale, at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the shares of Class A Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). From time to time the Selling Security Holder may engage in short sales, including short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Class A Common Stock in connection therewith. Further, except as set forth herein, the Selling Security Holders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which may have a depressive effect on the market price of the Company's Class A Common Stock. The Selling Security Holders may also pledge shares of Class A Common Stock as collateral for margin accounts, and such shares could be resold pursuant to the terms of such accounts. The Selling Security Holders and any dealers or agents participating in the distribution of the Class A Common Stock may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of the Class A Common Stock by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Company will not receive any proceeds of the sales of the Class A Common Stock by the Selling Security Holders.

    To comply with the securities laws of certain jurisdictions, if applicable, the Class A Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Class A Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Class A Common Stock may not simultaneously engage in market-making activities with respect to such securities for a period of two to nine business days prior to the commencement of such distribution.
In addition to and without limiting the foregoing, each Selling Security Holder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the securities by the Selling Security Holders or any such other person. All of the foregoing may affect the marketability of the Class A Common Stock and the brokers' and dealers' ability to engage in market-making activities with respect to these securities.

    Pursuant to the Registration Agreement, all expenses of the registration of the Class A Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Security Holders will pay all underwriting discounts and selling commissions, if any. The Selling Security Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Security Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Curtis, Mallet-Prevost, Colt & Mosle, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedule of Wave Systems Corp. and Subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, and for the period from February 12, 1988 (inception) to December 31, 1996 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1996 consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations since inception raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and schedule do not include any adjustments that might result from the outcome of that uncertainty.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses to be paid by the Company in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Commission registration fee and the Nasdaq additional shares listing fee.

Commission registration fee . . . . . . . . . . . . . . . . . . . . . . . .          $ 2,204
Nasdaq additional listing fee . . . . . . . . . . . . . . . . . . . . . . .            7,500
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . .           20,000
Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . .           10,000
Printing and engraving expenses . . . . . . . . . . . . . . . . . . . . . .            2,000
Miscellaneous expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .               96
                                                                                     -------
   Total          . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $41,800
                                                                                     =======

ITEM 15.  INDEMNIFICATION OF DIRECTOR AND OFFICERS.

    In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duties. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. Also, there may be certain liabilities, such as those under the federal securities laws or other state or federal laws, which a court may hold are unaffected by the Restated Certificate of Incorporation.

    The Restated Certificate of Incorporation also provides that if the DGCL is amended to further eliminate or limit the liability of directors, then the liability of a director of the Company shall be so eliminated or limited, without further stockholder action, to the fullest extent permissible under the DGCL as so amended.

    Section 145 of the DGCL provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. The Bylaws of the Company provide for indemnification of the officers and directors to the fullest extent permitted by the DGCL. In addition, the Company maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities.

ITEM 16.  EXHIBITS.


EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
-----------                                    ----------------------
  4.1    Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the
         Registrant's Registration Statement on Form S-1, File No. 33-75286)

  4.2    Bylaws of Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement
         on Form S-1, File No. 33-75286)

  4.3    Form of Stock Certificate of Class A Common Stock (incorporated by reference to Exhibit 4.1 of the
         Registrant's Registration Statement on Form S-1, Registration No. 33-75286)

  4.4    Certificate of Designation of Series F Convertible Preferred Stock of Wave Systems Corp. as filed with the
         Delaware Secretary of State on October 9, 1997 (incorporated by reference to Exhibit 3.1 of the
         Registrant's Current Report on Form 8-K filed on October 15, 1997, File No. 0-24752)

  4.5    Purchase Agreement between Wave Systems Corp. and Combination Inc., dated as of October 9, 1997
         (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed on October
         15, 1997, File No. 0-24752)

  4.6    Registration Rights Agreement between Wave Systems Corp. and Combination Inc., dated as of October 9, 1997
         (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K filed on October
         15, 1997, File No. 0-24752)

 *5.1    Opinion of Curtis, Mallet-Prevost, Colt & Mosle

*23.1    Consent of Curtis, Mallet-Prevost, Colt & Mosle (included as part of Exhibit 5.1 hereto)

 23.2    Consent of KPMG Peat Marwick LLP

 24.1    Power of Attorney (included on signature pages)
----------------

* To be filed as an amendment.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of October, 1997.

                                     Wave Systems Corp.

                                     By:     /s/ PETER J. SPRAGUE
                                         ---------------------------------------
                                          Name:  Peter J. Sprague
                                          Title: Chairman and Chief Executive
                                                 Officer


                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter J. Sprague and Steven Sprague and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                                TITLE                               DATE
       ---------                                -----                               ----
  /s/  PETER J. SPRAGUE                Chairman and Chief Executive            October 15, 1997
---------------------------        Officer (Chief Executive Officer,
        Peter J. Sprague           Principal Financial Officer and
                                     Principal Accounting Officer)


   /s/ STEVEN SPRAGUE             President and Chief Operating Officer        October 15, 1997
---------------------------
      Steven Sprague

 /s/ JOHN E. BAGALAY, JR.                        Director                      October 15, 1997
----------------------------
   John E. Bagalay, Jr.



   ---------------------------                      Director                      October 15, 1997
        Philippe Bertin

       /S/ GEORGE GILDER                            Director                      October 15, 1997
   ---------------------------
         George Gilder

   /s/ JOHN E. MCCONNAUGH, JR.                      Director                      October 15, 1997
   ---------------------------
    John E. McConnaughy, Jr.

        /s/ GENE W. RAY                             Director                      October 15, 1997
    --------------------------
          Gene W. Ray

                               INDEX TO EXHIBITS




EXHIBIT NO.                                     DESCRIPTION OF EXHIBIT
-----------                                     ----------------------
  4.1      Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-1, File No. 33-75286)

  4.2      Bylaws of Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Registration
           Statement on Form S-1, File No. 33-75286)

  4.3      Form of Stock Certificate of Class A Common Stock (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1, Registration No. 33-75286)

  4.4      Certificate of Designation of Series F Convertible Preferred Stock of Wave Systems Corp. as
           filed with the Delaware Secretary of State on October 9, 1997 (incorporated by reference to
           Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed on October 15, 1997, File No.
           0-24752)

  4.5      Purchase Agreement between Wave Systems Corp. and Combination Inc., dated as of October 9, 1997
           (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed on October 15, 1997, File No. 0-24752)

  4.6      Registration Rights Agreement between Wave Systems Corp. and Combination Inc., dated as of
           October 9, 1997 (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on
           Form 8-K filed on October 15, 1997, File No. 0-24752)

 *5.1      Opinion of Curtis, Mallet-Prevost, Colt & Mosle

*23.1      Consent of Curtis, Mallet-Prevost, Colt & Mosle (included as part of Exhibit 5.1 hereto)


 23.2      Consent of KPMG Peat Marwick LLP

 24.1      Power of Attorney (included on signature pages)
----------------

* To be filed as an amendment.